Exhibit 5.01

[LETTERHEAD OF FENWICK & WEST LLP]

March 16, 2012

OncoGenex Pharmaceuticals, Inc.

1522 217th Place SE, Suite 100

Bothell, Washington 98021

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (File No. 333-177791) filed by OncoGenex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on November 3, 2011 (the “Registration Statement”), as subsequently supplemented by the prospectus supplement applicable to the Offering (as defined below), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the proposed issuance and sale, from time to time, of securities publicly to purchasers within or outside of the United States, in an amount not to exceed an aggregate offering price of up to $60,000,000. The Company currently proposes to sell up to an aggregate of 4,789,750 shares (the “Takedown Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), including the preferred stock purchase rights attached thereto (the “Rights”), under the Registration Statement (the “Offering”). The Takedown Shares will be sold to Leerink Swann LLC, Stifel, Nicolaus & Company, Incorporated, Lazard Capital Markets LLC and William Blair & Company, L.L.C. (collectively, the “Underwriters”) pursuant to an underwriting agreement (the “Underwriting Agreement”), dated as of even date herewith, between the Company and the Underwriters.

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1) the Company’s Amended and Restated Certificate of Incorporation, as amended, certified by the Secretary of State of the State of Delaware on March 15, 2012 (the “Restated Certificate”);

(2) the Company’s Fourth Amended and Restated Bylaws, certified by the Company’s Secretary on March 16, 2012 (the “Bylaws”);

(3) the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4) the prospectus prepared in connection with the Registration Statement (the “Base Prospectus”), as supplemented by the prospectus supplement applicable to the Offering (together with the Base Prospectus, the “Prospectus”);

(5) the following unanimous written consents and the minutes of meetings of the Company’s Board of Directors (the “Board”) and the Company’s stockholders at which, the Restated Certificate and the Bylaws were approved: unanimous written consent dated or minutes of the meetings of the Board held on September 11, 1995, February 3, 1999, February 11, 2004, May 26, 2008, March 9, 2009, March 23, 2010 and June 8, 2010 and unanimous written consent dated or minutes of the meetings of the Company’s stockholders held on September 29, 1995, April 29, 1999, May 5, 2004, August 19, 2008, and June 8, 2010.

(6) the following minutes of meetings of the Board or the Pricing Committee of the Board (the “Pricing Committee”) at which the Offering was adopted and approved: (i) minutes of meetings of the Board held on November 1, 2011 and March 6, 2012 and (ii) minutes of a meeting of the Pricing Committee held on March 16, 2012;

OncoGenex Pharmaceuticals, Inc.

March 16, 2012

(7) a certificate from the Company’s transfer agent dated March 15, 2012 verifying the number of the Company’s issued and outstanding shares of capital stock as of March 15, 2012;

(8) a certificate of good standing of the Company issued by the Secretary of State of the State of Delaware, dated March 15, 2012, stating that the Company is qualified to do business and in good standing under the laws of the State of Delaware (the “Certificate of Good Standing”);

(9) a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”);

(10) the Company’s Certificate of Designation of Rights, Preferences and Privileges of Series A Junior Participating Preferred Stock dated August 23, 1996;

(11) the Amended and Restated Rights Agreement dated July 24, 2002, by and between the Company and U.S. Stock Transfer Corporation (as amended by items 12 through 14 below, the “Rights Agreement”);

(12) the First Amendment to the Amended and Restated Rights Agreement dated October 17, 2005, by and between the Company and U.S. Stock Transfer Corporation;

(13) the Second Amendment to the Amended and Restated Rights Agreement dated August 10, 2006, by and between the Company and U.S. Stock Transfer Corporation;

(14) the Third Amendment to the Amended and Restated Rights Agreement dated May 27, 2008, by and between the Company and Computershare Trust Company, N.A.;

(15) that certain registration statement on Form 8-A/A filed by the Company with the Commission in accordance with the Securities Exchange Act of 1934, as amended, on July 25, 2002, as amended by Amendment No. 1 filed on October 18, 2005, Amendment No. 2 filed on August 14, 2006 and Amendment No. 3 filed on May 30, 2008;

(16) the Current Report on Form 8-K with which this opinion is filed as an exhibit (the “Form 8-K”); and

(17) the Underwriting Agreement.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Takedown Shares, if and to the extent the Takedown Shares are issued in certificated form, have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by

OncoGenex Pharmaceuticals, Inc.

March 16, 2012

representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any of the Takedown Shares, there will not have occurred any change in the law or the facts affecting the validity of the Takedown Shares.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than (i) the existing federal laws of the United States of America, (ii) the existing laws of the State of Washington, and (iii) the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto as in effect on the date hereof.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Certificate of Good Standing and representations made to us by the Company.

With respect to the Rights, (i) this opinion does not address the determination of a court of competent jurisdiction may make regarding whether the Board would be required to redeem or terminate, or take action with respect to, the Rights at some future time based on the facts and circumstances existing at that time, (ii) we have assumed that the Board acted in a manner consistent with its fiduciary duties as required under applicable law in adopting the Rights Agreement, and (iii) this opinion addresses the validity of the Rights and the Rights Agreement in their entirety, and we render no opinion as to the validity of any particular provision of the Rights Agreement or of Rights issued thereunder or as to the effect of the exercise by the Company of its rights under each such provision on the validity of the Rights agreement and the Rights in their entirety.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions in connection with the filing of a registration statement of the type described herein.

Based upon the foregoing, we are of the following opinion:

(1) The Company is a corporation validly existing and in good standing under the laws of the State of Delaware; and

(2) With respect to the Takedown Shares and the Rights attached thereto, when the Takedown Shares are issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus, then (x) such Takedown Shares will be validly issued, fully paid and nonassessable and (y) the Rights attached thereto will constitute valid and binding obligations of the Company.

We consent to the use of this opinion as an exhibit to the Form 8-K and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with the issuance and sale of the Takedown Shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

/s/ Fenwick & West LLP